Exhibit (a)(15)

VENTANA MEDICAL SYSTEMS, INC. 1910 E. Innovation Park Drive Tucson, Arizona 85755 (520) 887-2155	FOR IMMEDIATE RELEASE

VENTANA RESPONDS TO THIRD EXTENSION OF ROCHE’S

UNSOLICITED TENDER OFFER

Tucson, Ariz., September 19, 2007 – Ventana Medical Systems, Inc. (NASDAQ: VMSI), the global leader in tissue-based cancer diagnostics, today issued the following statement regarding Roche’s decision to once again extend its unsolicited tender offer to acquire all outstanding shares of Ventana for $75.00 in cash per common share:

“This is now the third time that Roche has extended its offer, one which we have previously said is grossly inadequate and one that substantially all of our investors have rejected repeatedly. The 63,541 shares tendered to Roche represent only 0.187% of Ventana’s approximately 34 million outstanding shares. Ventana is worth significantly more than Roche is offering. We are continuing to build momentum in our core businesses and are increasingly well positioned to capitalize on the significant potential of the emerging field of companion diagnostics and personalized medicine. Our Board of Directors once again recommends that stockholders not tender any of their shares to Roche.”

ABOUT VENTANA MEDICAL SYSTEMS, INC.

Ventana develops, manufactures, and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. The Company’s clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana’s drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

SAFE HARBOR STATEMENT

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors, such as risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions. Please refer to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), and all subsequent SEC filings, for a more detailed discussion of applicable risks and uncertainties.

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE

RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Visit the Ventana Medical Systems, Inc., website at www.ventanamed.com.

For Media: Anna Cordasco/Brooke Morganstein Sard Verbinnen & Co. 212-687-8080	For Investors: Brad Wilks/Seth Frank Sard Verbinnen & Co. 312-895-4700 Alan Miller/Jennifer Shotwell Innisfree M&A Incorporated 212-750-5833